Exhibit d.5
This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depositary Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depositary Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.
Unless this certificate is presented by an authorized representative of The Depositary Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depositary Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.
Allied Capital Corporation

Series: 1 No. 1	$400,000,000 CUSIP No. 01903Q AA 6
6.625% Notes Due 2011
     Allied Capital Corporation, a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Four Hundred Million Dollars on July 15, 2011, and to pay interest thereon from July 25, 2006 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year, commencing January 15, 2007, at the rate of 6.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date.
     Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee in New York City, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: July 25, 2006	ALLIED CAPITAL CORPORATION
By:

Attest:
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:	THE BANK OF NEW YORK, as Trustee
By:
Authorized Signatory

Allied Capital Corporation
6.625% Notes Due 2011
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 16, 2006 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the First Supplemental Indenture relating to the Securities, dated July 25, 2006, by and between the Company and the Trustee (herein called the “First Supplemental Indenture”, the First Supplemental Indenture and Base Indenture collectively are herein called the “Indenture”). Any conflict between the Base Indenture and the First Supplemental Indenture shall be governed and controlled by the First Supplemental Indenture. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $400,000,000.
     The Securities of this series are subject to redemption, in whole at any time or in part from time to time, at the option of the Company, upon not less than twenty (20) days’ and not greater than fifty (50) days’ notice by mail at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed on the Redemption Date plus the greater of (i) 100% of the principal amount of the Securities to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus twenty-five (25) basis points.
     “Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity or the interpolated yield to maturity (on a date count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.
     “Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee is provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.
     “Quotation Agent” means one Reference Treasury Dealer appointed by the Company.
     “Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC and their respective successors and any other primary treasury dealer selected by the Company. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, the Company must substitute another primary treasury dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day before the Redemption Date.
     Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption.
     If the Company elects to redeem only a portion of the Securities, the Trustee will determine the method for selecting the particular Securities to be redeemed, in accordance with the Investment Company Act and the rules and regulations promulgated thereunder, to the extent applicable. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) calendar days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.